Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S   R E L E A S E
Denbury Resources Announces Strong First Quarter Results
News Release
Released at 7:30 AM CDT
     DALLAS, May 2, 2006 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced its first quarter 2006 financial and operating results. The Company’s production in the first quarter of 2006 increased 19% over first quarter 2005 production, averaging 35,454 barrels of oil equivalent per day (“BOE/d”). The combination of high commodity prices and higher production levels resulted in earnings for the quarter of $43.8 million, or $0.39 per common share, as compared to earnings of $30.1 million or $0.27 per common share for the first quarter of 2005. Included in first quarter 2006 net income are approximately $10.9 million of pre-tax non-cash charges ($6.6 million after tax) related to mark-to-market adjustments of the value of the Company’s derivative contracts, as compared to $6.7 million ($4.6 million after tax) of similar mark-to-market charges in the first quarter of 2005. Additionally, in the first quarter of 2006 the Company expensed approximately $2.1 million (pre-tax) of non-cash stock compensation charges relating to the adoption of SFAS No. 123(R) effective January 1, 2006.
     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the first quarter of 2006 was $107.8 million, a 55% increase over first quarter 2005 adjusted cash flow from operations of $69.4 million. Net cash flow provided by operations, the GAAP measure, totaled $102.5 million during the first quarter of 2006, as compared to $66.6 million for the same measure during the first quarter of 2005. Adjusted cash flow and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payables and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure).
Production
     Production for the quarter was 35,454 BOE/d, a 19% increase over the first quarter of 2005 average of 29,724 BOE/d and a 12% increase over fourth quarter 2005 levels. The January 2006 acquisition of three properties accounted for approximately 1,476 BOE/d of the increase. Oil production from the Company’s tertiary operations averaged 9,758 BOE/d, an increase of 13% over 2005 first quarter tertiary production levels, and approximately the same as fourth quarter 2005 tertiary production levels, in line with the Company’s current 2006 production target of between 11,750 BOE/d and 12,750 BOE/d. The Company’s onshore Louisiana production increased 1,357 BOE/d (19%) over the fourth quarter 2005 levels as a result of recent drilling activity and exploratory success. Average natural gas production from the Barnett Shale increased to 3,953 BOE/d in the first quarter of 2006, up from 1,313 BOE/d for the first quarter of 2005 and 3,048 BOE/d in the fourth quarter of 2005.

First Quarter 2006 Financial Results
     Oil and natural gas revenues, excluding any derivative contracts, increased 58% between the respective first quarters as a result of higher commodity prices and increased production. Cash payments on derivative contracts were $768,000 in the first quarter of 2006, down from the $1.1 million paid in the first quarter of 2005 as only a small percentage of the Company’s total production was covered by derivative contracts in either period. In addition to the cash payments, the Company expensed $10.9 million of mark-to-market and other charges related to derivative contracts in the first quarter of 2006, as compared to $6.7 million in the first quarter of 2005.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) were relatively consistent for the first quarters of 2005 and 2006 and the fourth quarter of 2005, all between $6.00 and $7.00 per Bbl, averaging $6.71 per Bbl in the first quarter of 2006. The Company’s average NYMEX natural gas differential improved in the first quarter of 2006 to a positive variance of $0.78 per Mcf, as compared to a negative variance in the first quarter of 2005 of $0.23 per Mcf. This improved variance is due primarily to decreasing natural gas prices during the quarter. Since most of the Company’s natural gas is sold on an index price that is set near the first of each month and fixed for the entire month, variances decrease if the NYMEX natural gas prices decline throughout the entire quarter.
     Lease operating expenses increased between the comparable first quarters on both a per BOE basis and on an absolute dollar basis. Lease operating expenses averaged $11.34 per BOE in the first quarter of 2006, up from $8.58 in the first quarter of 2005, but about the same as the $11.28 per BOE average during the fourth quarter of 2005. The increase over prior first quarter levels was primarily a result of (i) our increasing emphasis on tertiary operations, (ii) general cost inflation in the industry, (iii) increased personnel and related costs, (iv) higher fuel and energy costs to operate our properties, and (v) increasing lease payments for certain of our tertiary operating facilities. The adoption of SFAS No. 123(R) in January 2006 also added approximately $366,000 of non-cash charges to first quarter 2006 lease operating expense representing the stock compensation expense pertaining to operating personnel.
     Production taxes and marketing expenses generally change in proportion to production and commodity prices and therefore were higher in the first quarter of 2006 than in the comparable quarter of 2005.
     General and administrative expenses increased 27% on a BOE basis between the two first quarter periods, averaging $3.09 per BOE in the first quarter of 2006, up from $2.43 per BOE in the prior year’s first quarter and $2.44 in the fourth quarter of 2005. The majority of the increase relates to approximately $1.7 million of non-cash charges (approximately $0.53 per BOE) to expense both previously awarded stock options and newly awarded stock appreciation rights, resulting from the adoption of SFAS No. 123(R) as of January 1, 2006. The remaining increase is primarily related to higher compensation costs associated with additional personnel hired during the last year.
     Interest expenses increased $3.8 million, or 84%, between the first quarters of 2006 and 2005 as debt levels more than doubled. Debt levels were unusually low in the first quarter of 2005 following the sale of the Company’s offshore properties in mid-2004. Conversely, debt levels were high in the first quarter of 2006 following the $248 million acquisition, which closed in January 2006 and was financed with debt. The bank debt associated with the acquisition was repaid in late April 2006 with the proceeds from the Company’s just completed $125 million equity offering.
     Depreciation, depletion and amortization expense (“DD&A”) increased slightly to $10.26 per BOE in the first quarter of 2006 from the Company’s fourth quarter DD&A rate of $9.80 per BOE primarily due to rising costs. DD&A for the first quarter of 2005 was $8.05 per BOE.
     The Company’s net effective tax rate increased in the first quarter of 2006 to 39.0%, up from 31.5% in the first quarter of 2005, primarily because the Company will not earn any enhanced oil recovery credits during 2006, as high oil prices have caused the credits to be unavailable. Nonetheless, the Company will be able to utilize its $42.1 million of enhanced oil recovery credits carried forward from 2005 to help reduce its 2006 cash taxes.
2006 Outlook
     The Company reaffirms its production guidance for 2006 of 37,000 BOE/d which represents total growth of 24% over average 2005 production levels, with approximately 72% of that growth coming from internal organic projects.
     Denbury’s 2006 development and exploration budget is currently approximately $500 million, although the capital budget is likely to increase to account for rising costs and potentially to add accelerated 2007 projects following the recent equity offering and debt reduction. Any acquisitions made by the Company would be in addition to these capital budget amounts. Denbury’s total debt (principal amount excluding capital leases) as of March 31, 2006 was approximately $475 million. The Company’s total debt was reduced to $375 million at the end of April 2006 with the proceeds from the recent equity offering.
     Gareth Roberts, Chief Executive Officer, said: “We are pleased with our overall operational results this quarter and believe our future continues to look bright. We have begun injecting into three new fields in East Mississippi following the completion of our Free State CO2 pipeline and expect to have their CO2 recycle and production facilities operational within the next couple of months. If things go well, we may get some minor production response from those new floods before year-end. Production from our tertiary operations has been a little behind our original production guidance this year, primarily due to injection delays at McComb Field, but we believe that by raising the CO2 injection pressure we may have found a solution to this issue. This does not appear to be an issue at all with regard to recoverable oil reserves as the correlation between CO2 injections and oil production is right on forecast. We continue to pursue the acquisition of additional potential tertiary flood properties to further our extensive project inventory. Our program is working in spite of overall industry cost pressure and ever increasing delays in the procurement of goods and services.”
     “This quarter we beat our onshore Louisiana production target as a result of our exploratory success in that area during the last half of 2005. Although we do not expend a significant part of our capital budget in this area, these wells, when successful, contribute significant cash flow and production, albeit for a relatively shorter period of time than some of our other properties. We are pleased with the positive contribution from this area this quarter. The production from our other growth area, the Barnett Shale, is generally on schedule and our drilling activity continues in that area with 40 to 50 wells scheduled for 2006. We have just begun to test the southern acreage there, but it will take a little time and the testing of a few wells before we can make any reasonable conclusions regarding that acreage. We continue to move forward with our business strategy and look forward to another profitable and exciting year.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, May 2, 2006 at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820, passcode 8574192.
Financial and Statistical Data Tables
     Following are financial highlights for the comparative first quarters ended March 31, 2006 and 2005. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1.

FIRST QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Three Months Ended
	March 31,			Percentage
	2006	2005		Change
Revenues:
Oil sales	113,441	79,182	+	43%
Gas sales	62,102	31,834	+	95%
CO2 sales and transportation fees	1,988	1,730	+	15%
Interest and other income	1,615	903	+	79%

Total revenues	179,146	113,649	+	58%

Expenses:
Lease operating expenses	36,172	22,962	+	58%
Production taxes and marketing expense	8,087	6,126	+	32%
CO2 operating expenses	645	346	+	86%
General and administrative	9,867	6,495	+	52%
Interest, net	8,254	4,476	+	84%
Depletion and depreciation	32,743	21,528	+	52%
Commodity derivative expense	11,630	7,821	+	49%

Total expenses	107,398	69,754	+	54%

Income before income taxes	71,748	43,895	+	63%

Income tax provision
Current income taxes	9,786	5,282	+	85%
Deferred income taxes	18,184	8,546	+	>100%

NET INCOME	43,778	30,067	+	46%

Net income per common share (1):
Basic	0.39	0.27	+	44%
Diluted	0.37	0.26	+	42%

Weighted average common shares (1):
Basic	113,151	110,919	+	2%
Diluted	119,925	117,207	+	2%

Production (daily — net of royalties):
Oil (barrels)	22,211	20,263	+	10%
Gas (mcf)	79,452	56,766	+	40%
BOE (6:1)	35,454	29,724	+	19%

Unit sales price (including hedges):
Oil (per barrel)	56.36	43.42	+	30%
Gas (per mcf)	8.68	6.02	+	44%

Unit sales price (excluding hedges):
Oil (per barrel)	56.75	43.42	+	31%
Gas (per mcf)	8.68	6.23	+	39%

	Three Months Ended
	March 31,			Percentage
	2006	2005		Change
Non-GAAP Financial Measure (2)
Adjusted cash flow from operations (non-GAAP measure)	107,849	69,411	+	55%
Net change in assets and liabilities relating to operations	(5,337)	(2,782)	+	92%

Cash flow from operations (GAAP measure)	102,512	66,629	+	54%

Oil & gas capital investments	371,009	87,976	+	>100%
CO2 capital investments	11,024	27,963	–	61%

Cash and cash equivalents	29,984	42,742	–	30%
Short-term investments	—	14,572	–	100%
Total assets	1,706,065	1,069,974	+	59%
Total debt (excluding discount & capital leases)	475,000	225,000	+	>100%
Total stockholders’ equity	791,234	578,813	+	37%

BOE data (6:1)
Revenues	55.01	41.50	+	33%
Loss on settlements of derivative contracts	(0.24)	(0.41)	–	41%
Lease operating expenses	(11.34)	(8.58)	+	32%
Production taxes and marketing expense	(2.53)	(2.29)	+	10%

Production netback	40.90	30.22	+	35%
CO2 operating margin	0.42	0.52	–	19%
General and administrative	(3.09)	(2.43)	+	27%
Net cash interest expense	(2.07)	(1.37)	+	51%
Current income taxes and other	(2.36)	(0.99)	+	>100%
Changes in asset and liabilities relating to operations	(1.67)	(1.04)	+	61%

Cash flow from operations	32.13	24.91	+	29%

(1)	2005 adjusted for 2-for-1 stock split as of October 31, 2005.

(2)	See “Non-GAAP Measures” at the end of this report.
Non-GAAP Measures
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Results” in our Form 10-Q for the first quarter of 2006 or 2005 Form 10-K.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage onshore Louisiana, Alabama, and in the Barnett Shale play near Fort Worth, Texas. The Company’s goal is to increases the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved and probable reserves, the Company’s potential reserves from its tertiary operations, forecasted production levels relating to the Company’s tertiary operations and overall production levels, estimated capital expenditures for 2006, pricing assumptions based on current and projected oil and natural gas prices, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000
www.denbury.com